Exhibit 11


                       MOSINEE PAPER CORPORATION
                           MOSINEE, WISCONSIN


                  COMPUTATION OF PER SHARE EARNINGS

                                                     EXHIBIT 11

                     MOSINEE PAPER CORPORATION
          Statement of Computation of Per Share Income
          For the Periods Ended June 30, 1995 and 1994

                                        1995            1994
                                        ----            ----
Net Income                           $6,291,327      $4,649,251
Less:  The Sorg Paper Company
       Preferred Stock Dividends         34,518          34,518
                                      ---------       ---------
Net Income Available to Mosinee
  Paper Corporation Common Stock     $6,256,756      $4,614,733
                                      =========       =========

Weighted Average Shares of Mosinee
  Paper Corporation Common Stock
  Outstanding During the Year         7,863,096       7,863,287
                                      =========       =========

Net Income Per Share*                $   0.7957      $   0.5869
                                      =========       =========
Net Income Per Share Rounded
  to Nearest Cent                    $     0.80      $     0.59
                                      =========       =========

*Net Income per Share = Net Income Available to Mosinee Paper
                            Corporation Common Stock
                        -------------------------------------
                         Weighted Average Shares of Mosinee
                     Paper Corporation Common Stock Outstanding